Exhibit 99.1

Supplemental Employee Questions

The following document is designed to be used to guide your conversations with managers and answer their questions regarding SEACOR Holdings’ agreement to be taken private by an affiliate of AIP. If you do not know the answer to a question, please do not speculate or make up an answer, but refer the question to Eric Fabrikant.

1.	Will the transaction change my compensation for 2020?
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No. The transaction is expected to close by the end of the first quarter in 2021, the appropriate 2020 cash bonuses will be made on the earlier of a closing date or as planned on our normal historic timeline. Cash bonuses will reflect the overall performance of SEACOR during 2020 as well as take into consideration the specific performance of any business unit you may support.

2.	How will my equity in the company (restricted shares and stock options) be treated?
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Each unvested restricted share that is outstanding as of immediately prior to the closing of the transaction will be cancelled in consideration for the right to receive an amount in cash equal to the per share purchase price of $41.50, less applicable taxes, and withholdings. Each stock option that is outstanding and unexercised as of immediately prior to the closing of the transaction will be cancelled in consideration for the right to receive an amount in cash equal to the excess, if any, of the per share purchase price over the exercise price, less applicable taxes, and withholdings. Any options with an exercise price equal to or above $41.50 per share will be canceled for no consideration.

●	Additional information regarding the treatment of your restricted shares and stock options will be provided to you in the coming weeks.

3.	Will there be any changes to my salary and bonus?
●	There are no plans to make changes to salaries as a result of this transaction and we do not intend to reduce bonus targets.
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Following the close of the transaction SEACOR will no longer be a public company. While awards of public shares will no longer be part of our long-term incentive compensation program, AIP and Management’s intention is to adjust our programs so that our associates are compensated and incentivized appropriately. We will have more details on our 2021 program following the close of the transaction.

4.	If the company is private, what happens to stock/option compensation?
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While awards of public shares will no longer be part of our long-term incentive compensation program, AIP and Management’s intention is to adjust our programs so that our associates are compensated and incentivized appropriately.

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We will be working with AIP to develop appropriate modifications to our compensation and incentive plans to take into account the private structure. We will have more details on our 2021 program following the close of the transaction.

5.	What will happen to the Employee Stock Purchase Plan?
●	Following the close of the transaction SEACOR will no longer be a public company and will therefore no longer be able to offer an Employee Stock Purchase Plan.
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We understand this is a popular program and while the option to buy public shares will no longer be part of our benefit program, AIP and Management’s intention is to adjust our benefit programs so that our associates are incentivized appropriately. We will have more details on our 2021 benefit program following the close of the transaction.

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If the Closing occurs prior to the end of the current offering period (which is scheduled to end on February 28, 2021), your accumulated payroll deductions for that offering period will be returned to you.

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If the Closing occurs after the end of the current offering period on February 28, 2021, in accordance with the terms of the plan shares will be purchased for you based on the total amount deducted during the six month offering period from September 1 through February 28 at the fair market value of a share on the first day or the last day of the offering period whichever is lower. The lowest share price is then discounted by 15%.

6.	What does this transaction mean for the ISH pension plan?
●	We do not anticipate any impact on the ISH pension plan.

7.	Will my benefits change as a result of this transaction?
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No changes to our benefit plans are contemplated as a result of this transaction for the upcoming year. We intend to continue offering substantially similar health, 401K, pension where applicable and other current benefits, subject to ordinary-course adjustments.

8.	Can I sell CKH shares prior to the close of the transaction?
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As long as you are not in possession of material non-public information and SEACOR is not in its regular blackout periods, you may sell any vested shares that you own, and exercise any vested stock options, subject to our normal trade-approval process.

●	All stock transactions require pre-approval from Bill Long.

9.	Will SEACOR businesses be integrated together or with other AIP businesses?
●	At this time each of our businesses will continue to operate independently as they always have.

10.	Will AIP take a hands-on role in managing the company and its businesses.
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The current management team, led by Eric Fabrikant, will be running the company. However, one of the main things that attracted us to AIP as a partner is their intimate knowledge of our businesses. We expect that knowledge to be invaluable in helping drive operational efficiency and guide our strategic direction.

11.	What happens between now and closing?
●	Until the transaction closes, which is expected by the end of the first quarter in 2021, we will continue to operate independently as a public company.

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In the coming weeks we expect to file tender offer materials, allowing shareholders to tender their shares into the AIP offer. Unvested restricted shares and unexercised stock options cannot be “tendered” as part of the tender offer process, and will be treated in accordance with Question 2 upon the closing of the merger.

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Once shares representing at least two-thirds of the total number of SEACOR’s outstanding shares tender, we receive expiration or termination of the antitrust waiting period, and other customary conditions are satisfied, we will be in position to close the transaction.

●	Until then, it is very much business as usual and our responsibility remains constant, to focus on safety and to provide all our essential services to our customers.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for any tender offer materials that AIP (or an entity AIP controls) or the Company will file with the United States Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of the Company will be made only pursuant to an offer to purchase and related materials that AIP (or an entity AIP controls) intends to file with the SEC. At the time the tender offer is commenced, AIP (or an entity AIP controls) will file a Tender Offer Statement on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of the Company at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting the Company. Free copies of these materials and certain other offering documents will be made available by the Company upon request by mail to SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, FL 33316, attention: Investor Relations, or by phone at 1-954-523-2200, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by the Company will be available free of charge under the “Investors” section of the Company’s internet website at seacorholdings.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements discussed in this communication as well as in other reports, materials and oral statements that the Company releases from time to time constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements, including statements about the potential benefits of the proposed transaction, the prospective performance and outlook of the surviving company’s business, performance and opportunities, the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including (i) uncertainties as to the timing and expected financing of the tender offer; (ii) the risk that the proposed transaction may not be completed, or if it is completed, that it will close in a timely manner; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) uncertainty surrounding how many of the Company’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived; (vi) the possibility of business disruptions due to transaction-related uncertainty and the response of business partners to the announcement, including customers; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (ix) risks relating to the COVID-19 pandemic, including the volatility the pandemic has caused in the capital markets and the effects it has had and could continue to have on the global economy and (x) various other matters and factors discussed in Item 1A (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.